Exhibit 23.1

                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
California Water Service Group


We consent to incorporation by reference in the registration statement (No. 333-46447) on Form S-3 of California Water Service Group of our reports dated January 22, 2001, relating to the consolidated balance sheet of California Water Service Group and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, common stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2000, and the related schedule, which reports appear in or are incorporated by reference in the December 31, 2000, annual report on Form 10-K of California Water Service Group.


                                                 /s/ KPMG LLP


Mountain View, California
March 21, 2001

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